Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-191730, File No. 333-232268, File No. 333-242363, File No. 333-256879, File No. 333-259221 and File No. 333-260295) of TherapeuticsMD, Inc. of our report dated March 31, 2026 on the consolidated financial statements of TherapeuticsMD, Inc. and Subsidiaries as of December 31, 2025 and for the year then ended, which report is included herein in the Annual Report on Form 10-K of TherapeuticsMD, Inc. for the year ended December 31, 2025.

/s/ Carr, Riggs & Ingram, L.L.C.

Palm Beach Gardens, FL

March 31, 2026